Exhibit 99.1

News Release

Investor Contact: Jennifer Childe (312) 444-3290 Jennifer.Childe@ntrs.com	Media Contact: John D. O'Connell (312) 444-2388 John.OConnell@ntrs.com
http://www.northerntrust.com

Northern Trust Announces New Stock Repurchase Authorization

CHICAGO, July 28, 2025 – On July 22, 2025, the Board of Directors (the “Board”) of Northern Trust Corporation (the “Corporation”) approved a new common stock repurchase authorization (the “New Stock Repurchase Authorization”) authorizing, but not obligating, the repurchase of up to $2.5 billion (the “Maximum Program Amount”) of the Corporation’s outstanding shares of common stock from time to time. The New Stock Repurchase Authorization replaces the previously announced authorization approved on October 19, 2021, for which there had been approximately 4.8 million shares of remaining repurchase capacity as of the date of the New Stock Repurchase Authorization after taking into account 572,709 shares repurchased between July 1, 2025 and the date of the New Stock Repurchase Authorization. All funds expected in connection with repurchases after the New Stock Repurchase Authorization shall count against the Maximum Program Amount. The New Stock Repurchase Authorization has no expiration date. Thus, the Corporation retains the ability to repurchase when circumstances warrant and applicable regulation permits.
The Corporation expects to acquire shares of common stock under the New Stock Repurchase Authorization through open market transactions, block trades, privately negotiated transactions, and/or pursuant to any trading plan that may be adopted by the Corporation’s management in accordance with federal securities laws from time to time, including pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The timing and actual number of shares of common stock repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. The New Stock Repurchase Authorization does not obligate the Corporation to acquire a specific dollar amount or number of shares and may be modified, suspended or discontinued at any time.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has a global presence with offices in 24 U.S. states and Washington, D.C., and across 22 locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of June 30, 2025, Northern Trust had assets under custody/administration of US$18.1 trillion, and assets under management of US$1.7 trillion. For more than 135 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit us on northerntrust.com. Follow us on Instagram @northerntrustcompany or Northern Trust on LinkedIn.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at https://www.northerntrust.com/terms-and-conditions.